SUPPLEMENT NO. 1 DATED APRIL 8, 2002
TO
LETTER OF TRANSMITTAL

To Tender Common Shares
Pursuant to the Offer to Purchase Dated March 21, 2002

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON FRIDAY, APRIL 19, 2002, UNLESS THE OFFER IS EXTENDED.

This Supplement No. 1 (this “Supplement”) supplements and amends the Letter of Transmittal to Tender Common Shares Pursuant to the Offer to Purchase dated March 21, 2002 (the “Letter of Transmittal”), of DaVita Inc., a Delaware corporation (“DaVita”), as set forth below.

•	Two sentences are appended to the end of the first paragraph in the box entitled “Shares Tendered at Price Determined by Stockholder” on page 2 of the Letter of Transmittal as follows:

“Separate notices of withdrawal, as described in Section 4 of the Offer to Purchase, are not required for each letter of transmittal; however, absent a notice of withdrawal, subsequent letters of transmittal do not revoke prior letters of transmittal. You may contact the Depositary or the Information Agent for additional instructions.”

•	The fourth covenant in the Letter of Transmittal on page 6 of the Letter of Transmittal is deleted.

•	Two sentences are appended to the end of the paragraph under “5. Indication of Price at Which Shares are Being Tendered” on page 10 of the Letter of Transmittal as follows:

“Separate notices of withdrawal, as described in Section 4 of the Offer to Purchase, are not required for each letter of transmittal; however, absent a notice of withdrawal, subsequent letters of transmittal do not revoke prior letters of transmittal. You may contact the Depositary or the Information Agent for additional instructions.”

Except as expressly set forth above, this Supplement does not alter the terms and conditions previously set forth in the Letter of Transmittal and should be read in conjunction with the Offer to Purchase and the related Letter of Transmittal. Unless otherwise indicated, capitalized terms used in this Supplement have the same meanings given to them in the Letter of Transmittal.

Questions or requests for assistance or for additional copies of this Supplement, the Offer to Purchase, the related Letter of Transmittal or other tender offer materials may be directed to the Information Agent at the address and telephone number set forth below, and such copies will be furnished promptly at DaVita’s expense. Stockholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning this offer.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON DAVITA’S BEHALF AS TO WHETHER HOLDERS SHOULD TENDER STOCK PURSUANT TO THIS OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER, OTHER THAN THOSE CONTAINED HEREIN, IN THE OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF MADE OR GIVEN, SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY DAVITA, THE INFORMATION AGENT OR THE DEALER MANAGERS.

17 State Street, 10th Floor
New York, NY 10004
Banks and Brokers Call Collect: (212) 440-9800
All Others Call Toll-Free: (866) 800-0507

2